Exhibit 10.2

December 28, 2005

Re:	Summary of Gary Fischer’s arrangement as he changes his role

1.	Gary has resigned as President and CFO but will be acting CFO until his replacement is appointed. Jimmy Lee and the ISSI board have determined that it is in ISSI’s interest to continue to have Gary involved at ISSI and Gary agrees.

2.	Gary will remain on the ISSI board, serve as acting CFO, sign the 10-K and maybe future 10-Qs (until the new CFO is appointed), recruit and train the new CFO, work with HMC, work with EY, do IR, consult with and support various people at ISSI such as Jimmy, Paula, Jessica, Ruth, Michael, Sanjiv and others.

3.	Even though Gary is going to a startup, he will retain his email and voicemail at ISSI. He will keep his current office and when the new CFO is appointed he will retain a different office, probably Tom Dozcy’s or share with Tom Dozcy. Gary will retain use of his laptop.

4.	The board has approved that Gary will be paid in calendar 2006 the sum of $90,000. Currently it is contemplated that this will be $30K in Q1, $25K in Q2, $20K in Q3 and $15K in Q4. However if it later appears unlikely that ISSI may pay him additional funds in 2007 then some of these amounts may eventually be shifted and applied to calendar years 2007 and 2008, along with any unpaid vacation. Gary will remain on the payroll through December 31, 2008 and will continue to vest his stock until December 31, 2008. He will actively support ISSI and work for ISSI as needed during this entire period. His status as a board member will be reviewed at the will of the board.

5.	As of January 1, 2006 Gary will not accrue vacation, be eligible for sick pay, for 401K contributions (but he can keep his 401K account with ISSI), the flex plan or for other such benefits.

6.	Gary will retain use of his ISSI leased vehicle through December 2006 and at that time he and Jimmy will determine if he can keep it beyond that date.

7.	Gary will receive the standard, annual stock grant issued to outside board members in February 2006.

Reviewed and agreed:

/s/ Jimmy Lee	/s/ Gary Fischer
Jimmy Lee	Gary Fischer